UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 5, 2019

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26215 N. Riverwoods Blvd. Suite 500 Mettawa, Illinois	60045-4811
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.75 per share	BC	New York Stock Exchange
6.500% Senior Notes due 2048	BC-A
6.625% Senior Notes due 2049	BC-B
6.375% Senior Notes due 2049	BC-C

ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 5, 2019, Brunswick Corporation, a Delaware corporation (“Brunswick”) and Lumos International Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) having its seat in Amsterdam (“Purchaser”) entered into an Equity Purchase Agreement (the “Purchase Agreement”). Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, Purchaser has agreed to acquire from Brunswick and certain of its wholly-owned subsidiaries, all of the issued and outstanding equity interests of the companies (the “Transaction”) which together constitute Brunswick’s Fitness business (the “Fitness business”).

The purchase price to be paid to Brunswick in connection with the Transaction is $490 million in cash (the “Purchase Price”), subject to certain customary adjustments as set forth in the Purchase Agreement.

The Purchase Agreement provides that completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including, among other things, obtaining certain required antitrust approvals.

The Purchase Agreement contains customary representations, warranties and covenants related to the Fitness business and the Transaction. Between the date of the Purchase Agreement and the completion of the Transaction, subject to certain exceptions, Brunswick will agree to cause its subsidiaries to operate the Fitness business in the ordinary course of business in substantially the same manner as previously conducted and, among other things, to use reasonable best efforts to preserve substantially intact the business organizations, operations and goodwill of the Fitness business.

The Purchase Agreement includes customary termination provisions for both Brunswick and Purchaser. Both Brunswick and Purchaser will have the right to terminate the Purchase Agreement if the closing has not occurred by September 5, 2019.

The representations and warranties of Brunswick and Purchaser contained in the Purchase Agreement have been made solely for the benefit of the parties to the Purchase Agreement.  In addition, such representations and warranties (a) have been made only for purposes of the Purchase Agreement, (b) have been qualified by confidential disclosures made to Purchaser in connection with the Purchase Agreement, (c) are subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement, (e) have been included in the Purchase Agreement for the purpose of allocating risk between Brunswick and Purchaser rather than establishing matters as facts and (f) will not survive consummation of the Transaction. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding Brunswick or Purchaser or their respective subsidiaries or businesses.  Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Brunswick or Purchaser or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Brunswick’s public disclosures.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 to this Form 8-K and is incorporated herein by reference.

ITEM 2.06 - MATERIAL IMPAIRMENTS.

Based on expected after-tax net sale proceeds of approximately $455 million to $465 million (which reflects transaction costs and the impact of certain estimated assets and liabilities to be retained by Brunswick in connection with the Transaction), Brunswick expects to record a loss on the sale of its Fitness business currently estimated to be in the range of $55 million to $65 million in the second quarter of 2019. The estimated range of losses includes cash expenditures of approximately $10 million to $15 million that Brunswick expects to incur in connection with the sale transaction. Such estimates are preliminary and subject to change based on completion of Brunswick’s analysis.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Equity Purchase Agreement, dated as of May 5, 2019, between Brunswick Corporation and Lumos International Holdings B.V.

*Schedules and exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Date: May 8, 2019	By:	/s/ Christopher F. Dekker
Name: Christopher F. Dekker
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Equity Purchase Agreement, dated as of May 5, 2019, between Brunswick Corporation and Lumos International Holdings B.V.

*Schedules and exhibits to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.